UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT
(DATE OF EARLIEST EVENT REPORTED): December 02, 2014

TUCSON ELECTRIC POWER COMPANY
(Exact name of registrant as specified in its charter)

Arizona	1-5924	86-0062700
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)
88 East Broadway Boulevard, Tucson, AZ 85701
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (520) 571-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 - Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On December 2, 2014, Tucson Electric Power Company (“TEP”) entered into a credit agreement with MUFG Union Bank, as administrative agent, sole arranger and lender, and a group of lenders (the “2014 Credit Agreement”). The 2014 Credit Agreement provides for a $130 million term loan commitment and a $70 million revolving credit commitment. Any amounts borrowed under the term loan commitment must be drawn by January 15, 2015, and may only be used to purchase certain existing tax-exempt bonds issued for the benefit of TEP. Any amounts borrowed under the revolving credit commitment may be used for general corporate purposes. All loans made pursuant to the term loan commitment and the revolving credit commitment will be due and payable on November 30, 2015, the termination date for the 2014 Credit Agreement.
TEP expects that borrowings will be made from time to time under the revolving credit commitment to fund planned purchases of generating facilities and for other general corporate purposes. The 2014 Credit Agreement is intended to supplement TEP’s liquidity during a period of increased capital spending and to provide funds for the purchase and potential remarketing of certain existing tax-exempt bonds. TEP’s core credit facility, which was entered into in 2010 and amended in 2011, has an expiration date of November 2016, and will continue to provide TEP with access to $200 million of revolving credit and $82 million in letters of credit supporting variable-rate tax-exempt bonds.
Loans under the 2014 Credit Agreement bear interest at a variable interest rate consisting of a spread over LIBOR or Alternate Base Rate. Alternate Base Rate is equal to the greater of (i) MUFG Union Bank’s reference rate, (ii) the federal funds rate plus 1/2 of 1% or (iii) adjusted LIBOR for an interest period of one month plus 1%. The interest rate in effect on borrowings is LIBOR plus 0.75% for Eurodollar loans or Alternate Base Rate for Alternate Base Rate loans.
The 2014 Credit Agreement is unsecured and ranks equal to TEP’s other senior unsecured debt obligations. The 2014 Credit Agreement contains a number of covenants which restricts TEP and its subsidiaries, including restrictions on liens, mergers and sale of assets. The 2014 Credit Agreement also requires TEP not to exceed a maximum leverage ratio. Under the terms of the 2014 Credit Agreement, TEP may pay dividends to UNS Energy so long as it maintains compliance with the agreement.
Upon the occurrence and continuance of an event of default under the 2014 Credit Agreement, outstanding borrowings may become immediately due and payable. Events of default include the failure to make payments required thereunder or to comply with the covenants contained therein, change in control, as defined, or certain bankruptcy events with respect to TEP or certain subsidiaries. In addition, an event of default would include the failure of TEP or certain subsidiaries to make required payments on indebtedness in excess of $30 million or the events giving the holders of such indebtedness the right to require repayment of such indebtedness.
Item 9.01 - Financial Statements and Exhibits.

Exhibit	Description
4.1	Credit Agreement, dated as of December 2, 2014, among Tucson Electric Power Company, MUFG Union Bank, N.A., as Administrative Agent, and a group of lenders

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 02, 2014	TUCSON ELECTRIC POWER COMPANY ___________________________ (Registrant) /s/ Kevin P. Larson
Senior Vice President and Chief Financial Officer